UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
June 1, 2009 (May 27, 2009)

Commission File No. 000-22390

SHARPS COMPLIANCE CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware (State Or Other Jurisdiction Of Incorporation Or Organization)	74-2657168 (IRS Employer Identification No.)

9220 Kirby Drive, Suite 500
Houston, Texas 77054
(Address Of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)
713-432-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

On May 27, 2009, the Company executed  a first amendment to the  Lease Agreement with Park Industrial, LLC, a Texas limited liability company (the "Texas Lease") originally dated January 30, 2009 (the “Amendment”). The Amendment (combination office/warehouse) provides for an additional of combination office and warehouse leased space by 66,035 square feet for a total of 131,406 square feet of the entire facility. This expansion will facilitate the Company’s continued expansion and growth as well as the move of its Operations center from the current corporate office.

The Texas Lease commencement date will be  upon substantial completion of facility construction build-out which the Company estimates to be August to September of 2009.

The term of the Texas Lease is sixty-four (64) months from commencement date.

The base rent for the Texas  Lease expansion  is $0 for the first four (4) months after commencement, $25,093.30 per month for months five (5) through fifteen (15), $25,753.65 per month for months sixteen (16) through thirty-seven (37), and $26,414.00 thereafter.  In addition to the base rent, the Company is also responsible for its share of operating expenses (common area maintenance, taxes, insurance, etc..) that are estimated at $0.12 per square foot (or approximately $8,100 per month).

There is no material relationship between the Company, or any of its affiliates, and the landlord, or any of its affiliates, other than the contractual relationship under the corresponding lease agreements.

The description of the above noted  leases is qualified in its entirety by reference to the agreements filed as Exhibit 10.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	First Amendment to Lease Agreement dated as of May 27, 2009, between Sharps Compliance, Inc. and Park 288 Industrial, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2009	SHARPS COMPLIANCE CORP. By: /s/ David P. Tusa Executive Vice President, Chief Financial Officer and Business Development